Exhibit 99

                           FPIC INSURANCE GROUP, INC.
                       REPORTS FIRST QUARTER 2003 RESULTS


JACKSONVILLE, Fla. (Business Wire) - May 14, 2003 - FPIC Insurance Group, Inc. ("FPIC") (Nasdaq Symbol: FPIC) today reported net income of $2.8 million, or $0.29 per diluted share, for the first quarter 2003, compared to a net loss of ($26.7) million, or ($2.81) per diluted share, for the first quarter of 2002. The first quarter 2002 net loss included a $29.6 million charge for an accounting change related to the adoption of Financial Accounting Standard No. 142 on accounting for goodwill and other intangible assets.

"Our solid first quarter results are a clear reflection of our disciplined focus on our core markets and businesses," stated John R. Byers, President and Chief Executive Officer. "Policy demand in our industry segment, and particularly in our core markets, continues to be robust. As expected, we experienced both high policyholder retention and premium growth, the latter as a result of pricing improvements, in our core medical professional liability insurance markets. Overall, we are pleased with the progress in our insurance segment. In addition, our reciprocal management and third-party administration segments performed well. We are pleased with our solid first quarter results."

                     First Quarter 2003 Financial Highlights
                     ---------------------------------------
*      Net income of $0.29 per diluted share
*      17% increase in direct and assumed premiums written
* 14% increase in net premiums written, before portion ceded under the finite reinsurance agreement
* Increases in assets, reserves, operating cash flow and tangible book value
* Increased revenues and profits from reciprocal management and third-party administration segments

                      First Quarter 2003 Operational Review
                      -------------------------------------
*      Continued high policyholder retention levels
*      Pricing improvements contributed to premium growth
* Acceptance of applications for new MPL insureds, while managing policyholder counts to year-end 2002 levels
*      Overall, claims results in line with expectations
*      Renewal of primary reinsurance treaty
* Continued focus on claims management and overall operational efficiencies
*      Active participation in tort reform initiatives

"We have continued to analyze and consider opportunities to improve our capital position," said Mr. Byers. "We have entered into two placement agreements for the private placement of up to $20 million of thirty-year floating rate trust preferred securities and $10 million in thirty-year unsecured senior notes. Closings of both are anticipated to occur during May 2003. Assuming the offerings are successfully completed, we plan to use the net proceeds from the first to fully repay the term loan portion of our credit facility (approximately $8.8 million), make a partial payment (approximately $1.3 million) on our revolving credit facility and contribute the remainder (up to approximately $4.5 million) to the capital of our insurance operations. The net proceeds from the second offering would be used primarily to further pay down our revolving credit facility. This will enhance our near-term liquidity by significantly reducing current debt service requirements and provide additional capital for our insurance operations."


                                  Exhibit - 1

For additional information regarding our planned participation in the private placement of trust preferred securities and senior notes, see our Securities and Exchange Commission ("SEC") Form 10-Q filed with the SEC on May 14, 2003.

Discussing further enhancements to FPIC's capital position, Mr. Byers stated, "We have extended the term of our finite reinsurance agreement with the Hannover Re Group through December 31, 2004, amending the agreement to provide us with the option to reduce the amount of business that we share with the Hannover Re Group beginning in January 2004. We thereby retain the potential to increase revenues and profits from our existing book of business as our capacity increases. The finite reinsurance agreement has allowed us to build business during a hard market growth period through utilization of temporary reinsurance capacity that alleviates the strain on our capital levels."

Mr. Byers concluded, "Our overriding priority in 2003 is to create and maintain a strong, stable and consistently profitable organization. Replacing a significant portion of our bank debt with long-term institutional debt, together with the enhancements to our reinsurance arrangements and the growth and redeployment of internal capital, enables us to prudently address our immediate capacity needs. Importantly, these initiatives will also allow us to continue to grow our core business in the future. We will continue to explore and aggressively pursue opportunities available to us for additional capacity in order to best serve our customers and build value for our shareholders."

                                 Conference Call
                                 ---------------
FPIC will host a conference call at 11 a.m., Eastern Time, Thursday, May 15, 2003, to review first quarter 2003 results. Mr. Byers and Kim D. Thorpe, FPIC's Executive Vice President and Chief Financial Officer, will host the call. Messrs. Byers and Thorpe, together with Robert E. White, Jr., the President of First Professionals Insurance Company, Inc., FPIC's largest insurance subsidiary, will take questions on an interactive basis from FPIC's analysts and investors. To access the conference call, please dial (888) 428-4479 (USA) or
(651) 291-0900 (International).

The conference call will also be broadcast live over the Internet in a listen-only format via FPIC's corporate website at http://www.fpic.com. To access the call from FPIC's home page, click on "Investor Relations" and a conference call link will be provided to connect listeners to the broadcast.

Questions can be submitted either during the call or in advance of the call via e-mail at ir@fpic.com or through FPIC's corporate website at http://www.fpic.com, where a link on the "Investor Relations" page has been provided.

For individuals unable to participate in the conference call, a telephone replay will be available beginning at 4:15 p.m., Eastern Time, Thursday, May 15, 2003 and ending at 11:59 p.m., Eastern Time, Saturday, May 17, 2003. To access the telephone replay, dial (800) 475-6701 (USA) or (320) 365-3844 (International) and use the access code 673245. A replay of the conference call webcast will also be available beginning at 1 p.m., Eastern Time, Thursday, May 15, 2003 and ending at 1 p.m., Eastern Time, Thursday, May 22, 2003 on FPIC's website.

                                Corporate Profile
                                -----------------
FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability insurance for physicians, dentists and other healthcare providers, primarily in Florida and Missouri. FPIC also provides management and administration services to Physicians' Reciprocal Insurers, a New York medical professional liability insurance reciprocal, and third-party administration services both within and outside the healthcare industry.



                                  Exhibit - 2

                             Safe Harbor Disclosure
                             ----------------------
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Any written or oral statements made by or on behalf of FPIC may include forward-looking statements, which reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to:

        * Uncertainties relating to government and regulatory policies (such as subjecting FPIC to insurance regulation or taxation in additional jurisdictions or amending, revoking or enacting any laws, regulations or treaties affecting our current operations);
        * The occurrence of insured or reinsured events with a frequency or severity exceeding our estimates;
        * Legal developments, including claims for extra-contractual obligations or in excess of policy limits in connection with the administration of insurance claims;
        * Developments in global financial markets that could affect our investment portfolio and financing plans;
        *     The impact of surplus constraints on growth;
        * Developments in reinsurance markets that could affect our reinsurance programs;
        * The impact of mergers and acquisitions, including the ability to successfully integrate acquired businesses and achieve cost savings, competing demands for our capital and the risk of undisclosed liabilities;
        * Risk factors associated with financing and refinancing, including the willingness of credit institutions to provide financing and the availability of credit generally;
        * The competitive environment in which FPIC operates, including reliance on agents to place insurance, physicians electing to practice without insurance coverage, related trends and associated pricing pressures and developments;
        *     The actual amount of new and renewal business;
        * Rates, including rates on excess policies, being subject to or mandated by regulatory approval;
        *     The loss of the services of any of our executive officers;
        *     The uncertainties of the loss reserving process;
        *     The ability to collect reinsurance recoverables;
        * Changes in our financial ratings resulting from one or more of these uncertainties or other factors and the potential impact on agents' ability to place insurance business on behalf of FPIC;
        * The dependence of the reciprocal management segment upon a single major customer for the preponderance of its revenue; and

              other risk factors discussed elsewhere within this document, and in FPIC's SEC Form 10-K for the year ended December 31, 2002, filed with the SEC on March 28, 2003, and Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 14, 2003.

The words "believe," "anticipate," "foresee," "estimate," "project," "plan," "expect," "intend," "hope," "should," "will," "will likely result" or "will continue" and variations thereof or similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. FPIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.


                                  Exhibit - 3

                                     Contact
                                Roberta Goes Cown
                   Senior Vice President and Corporate Counsel
                         (904) 354-2482, Extension 3287
             For all your investor needs, FPIC is on the Internet at
                               http://www.fpic.com
                 Got a Tough Question? E-mail us at ir@fpic.com
                  FPIC: Providing Answers in a Changing Market



                                   Exhibit - 4

                           FPIC Insurance Group, Inc.
                        Unaudited Selected Financial Data
                      (In Thousands, Except Per Share Data)

                                                                                      Three Months Ended
                                                                               --------------------------------
Consolidated Statements of Income (Loss)                                        Mar 31, 2003     Mar 31, 2002
-----------------------------------------------------------------------------  ----------------  --------------

Revenues
    Net premiums earned                                                      $      28,909          39,342
    Claims administration and management fees                                        8,664           7,631
    Net investment income                                                            3,692           4,888
    Commission income                                                                1,584             874
    Net realized investment gains                                                      238             468
    Finance charge and other income                                                    231             228
                                                                               ----------------  --------------
         Total revenues                                                             43,318          53,431
                                                                               ----------------  --------------

Expenses
    Net losses and loss adjustment expenses ("LAE")                                 26,634          33,825
    Other underwriting expenses                                                      2,866           6,699
    Claims administration and management expenses                                    8,341           7,410
    Interest expense                                                                 1,230           1,216
    Other expenses                                                                      71              71
                                                                               ----------------  --------------
         Total expenses                                                             39,142          49,221
                                                                               ----------------  --------------

Income before income taxes and cumulative effect of
    accounting change                                                                4,176           4,210

    Less: Income tax expense                                                         1,416           1,345
                                                                               ----------------  --------------

Income before cumulative effect of accounting change                                 2,760           2,865

    Less: Cumulative effect of  accounting change (net of an
       $18,784 income tax benefit)                                                      --          29,578
                                                                               ----------------  --------------

Net income (loss)                                                            $       2,760         (26,713)
                                                                               ================  ==============

Basic earnings (loss) per common share                                       $        0.29           (2.85)
                                                                               ================  ==============

Diluted earnings (loss) per common share                                     $        0.29           (2.81)
                                                                               ================  ==============

Basic weighted average common shares outstanding                                     9,409           9,375
                                                                               ================  ==============

Diluted weighted average common shares outstanding                                   9,416           9,498
                                                                               ================  ==============

Consolidated Balance Sheet Information                                          Mar 31, 2003     Dec 31, 2002
-----------------------------------------------------------------------------  ----------------  --------------
Total cash and investments                                                   $     566,937         538,720
Total assets                                                                 $   1,060,829       1,026,431
Liability for loss and LAE                                                   $     473,204         440,166
Liability for loss and LAE, net of reinsurance                               $     275,637         272,007
Revolving credit facility                                                    $      37,000          37,000
Term loan                                                                    $       8,750          10,208
Total shareholders' equity                                                   $     168,897         165,913
Book value per common share                                                  $       17.94           17.67
Tangible book value per common share*                                        $       15.83           15.55
Common shares outstanding                                                            9,416           9,391
Consolidated statutory surplus                                               $     124,242         125,470

* Excludes goodwill of $18,870 and $18,870 and intangible assets of $963 and
  $1,034 as stated in consolidated balance sheet at 3/31/03 and 12/31/02, respectively
                                                                                     Three Months Ended
                                                                               --------------------------------
Consolidated Cash Flow Information                                              Mar 31, 2003     Mar 31, 2002
-----------------------------------------------------------------------------  ----------------  --------------
Net cash provided by operating activities                                    $      23,287          13,024
Net cash used in investing activities                                        $     (21,165)        (16,120)
Net cash used in financing activities                                        $      (1,313)         (1,034)


                                   Exhibit - 5

                           FPIC Insurance Group, Inc.
                  Unaudited Selected Financial Data (Continued)
                             (Dollars In Thousands)

                                                                                         Three Months Ended
                                                                                 -------------------------------------
                                                                                   Mar 31, 2003        Mar 31, 2002
                                                                                 -----------------    ----------------
Segment Reconciliation of Total Revenues
-----------------------------------------------------------------------------
Insurance                                                                    $         33,429            45,385
Reciprocal management                                                                   7,131             5,628
Third-party administration                                                              4,008             3,465
Intersegment eliminations                                                              (1,250)           (1,047)
                                                                               ---------------  ----------------
    Total  revenues                                                          $         43,318            53,431
                                                                               ===============  ================

Segment Reconciliation of Net Income (Loss)
-----------------------------------------------------------------------------
Insurance                                                                    $          1,291             2,225
Reciprocal management                                                                   1,338           (23,622)
Third-party administration                                                                131            (5,316)
                                                                               ---------------  ----------------
    Net  income (loss)                                                       $          2,760           (26,713)
                                                                               ===============  ================

Selected Insurance Segment Information
-----------------------------------------------------------------------------

GAAP combined ratio:
    Loss ratio                                                                            92%               86%
    Underwriting expense ratio                                                            10%               17%
                                                                               ---------------  ----------------
    Combined ratio                                                                       102%              103%
                                                                               ===============  ================

Direct and assumed premiums written                                          $        104,535            89,259
                                                                               ===============  ================

Net premiums written                                                         $         38,996            56,195
                                                                               ===============  ================

Net paid losses and LAE on professional liability claims                     $         23,611            20,000
                                                                               ===============  ================

Average net paid loss per professional liability claim closed with
    indemnity payment                                                        $            162               171
                                                                               ===============  ================

Total professional liability claims and incidents reported during
    the period                                                                            827               782
                                                                               ===============  ================

Total professional liability claims with indemnity payment                                 69                71
                                                                               ===============  ================

Total professional liability claims and incidents closed without
    indemnity payment                                                                     343               372
                                                                               ===============  ================

Professional liability policyholders (excludes policyholders under
    fronting arrangements)                                                             15,969            15,213

Professional liability policyholders under fronting arrangements                        3,887             5,369

Selected Reciprocal Management Segment Information
-----------------------------------------------------------------------------
Reciprocal premiums written under management                                 $         30,646            27,635

                                                                                                As of
                                                                                 -------------------------------------
                                                                                   Mar 31, 2003        Mar 31, 2002
                                                                                 -----------------    ----------------

Reciprocal statutory assets  under management                                $        815,404           808,061

Professional liability policyholders under management                                  10,642            10,197

Selected Third-Party Administration Segment Information
-----------------------------------------------------------------------------
Covered lives under employee benefit programs                                         111,301           107,160

Covered lives under workers' compensation programs                                     38,100            37,700

                                  Exhibit - 6